Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of October 16, 2012, is by and among POWERVERDE, INC., a Delaware corporation (the “Company”), GEORGE KONRAD, (“Konrad”), and ARIZONA RESEARCH AND DEVELOPMENT INC., an Arizona corporation owned by Konrad (“ARD”).

W I T N E S S E T H:

WHEREAS, Konrad is a founder, officer, director and major stockholder of the Company; and

WHEREAS, in order to enhance the Company’s ability to raise capital and limit dilution of its stockholders and to satisfy the Company’s obligations to ARD for past services and to Konrad under the Agreement between Konrad and the Company dated April 7, 2011, as amended August 19, 2011 (the “Initial Agreement”) and the  Employment Agreement between Konrad and the Company dated April 7, 2011 (the “Employment Agreement”), Konrad has agreed to surrender to the Company’s treasury 3,000,000 shares of the Company’s common stock owned by him (the “Surrendered Stock”) in exchange for the payments provided for herein, and Konrad has also elected to resign from his positions with the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.      Surrender of Stock. Konrad hereby surrenders the Surrendered Stock to the Company’s treasury, as of the date hereof.

2.      Payments. In consideration of the Company’s receipt of the Surrendered Stock, the Company shall pay

(i)	$130,000 to ARD and $300,000 to Konrad immediately upon the execution of this Agreement; and

(ii)	$100,000 to Konrad in six consecutive monthly installments of $16,666.67, each due on the 16th day of each month beginning November, 2012.

In the event that any amount due under clause (ii) above remains unpaid six months after the date hereof, Konrad may, at his option by written notice to the Company, convert some or all of the unpaid balance into shares of the Company’s common stock at a price of $.0667 per share, subject to appropriate adjustment for any future stock splits, stock dividends, etc.

3.      Termination of Prior Agreements. The Initial Agreement and the Employment Agreement are hereby terminated, and neither party shall have any further obligation or liability under either of such Agreements.  ARD and Konrad hereby waive and release any right to payment for services rendered to the Company or expenses incurred on behalf of the Company through the date hereof.

4.      Resignation; Lockup. Konrad hereby resigns from his positions as an officer and director of the Company, effective immediately.  He acknowledges that no amounts are owed to him by the Company for his services as an officer and/or director.  Konrad agrees that, for two years from the date hereof, he will not, without the Company’s prior written consent in its sole discretion, sell shares of the Company’s common stock in open-market transactions in amounts which exceed the volume limitations applicable to “affiliates” set forth in Rule 144 promulgated under the Securities Act of 1933, as amended, as such rule is in effect from time to time.  Konrad agrees that the Company may place appropriate restrictions on the certificates for his shares and notify the Company’s transfer agent as to the restrictions set forth herein.

5.      Company’s Representations and Warranties; Look-back. In order to induce Konrad to enter into this Agreement, the Company represents and warrants that there are no pending negotiations or agreements with respect to any potential (i) sale of all or substantially all of the Company’s assets, (ii) sale or issuance of a majority equity interest in the Company, (iii) merger or consolidation of the Company with or into another entity or vice versa, or (iv) other transaction involving a change in control of the Company (each, a “Transaction”).  In the event that the Company proposes to enter into a Transaction within six months after the date hereof (the “Look-back Period”) or after the Look-back Period pursuant to an agreement entered into during the Look-back Period, then the Company shall provide Konrad with written notice of the proposed Transaction at least 30 days prior to the proposed closing date of the Transaction, and Konrad shall have the option to purchase from the Company during such 30-day period up to 3,000,000 shares of the Company’s common stock at a price of $.1767 per share, subject to appropriate adjustment for any future stock splits, stock dividends, etc.

6.      General Provisions.

a.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail.  Notice shall be sent: (i) if to the Company, addressed to PowerVerde, Inc., 420 S. Dixie Highway, Suite 4B, Coral Gables, Florida 33146, Attention: Richard H. Davis, CEO, and (ii) if to Konrad, to Konrad’s address as reflected on the stockholder records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

b.           Benefit and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

c.           Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

d.           Effect and Construction of this Agreement.  This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

e.           Headings.  The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.

f.           Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

g.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, which shall govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

h.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Richard H. Davis, CEO

/s/ George Konrad
George Konrad

ARIZONA RESEARCH AND DEVELOPMENT INC.

By:	/s/ George Konrad
George Konrad, President

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